Exhibit 10.93

December 17, 2012

Dear Mr. Beeks:

As you may know, Section 409A of the Internal Revenue Code (“Section 409A”) imposes strict requirements on a wide range of nonqualified deferred compensation arrangements, including severance arrangements. Failure to comply with Section 409A may result in severe penalties for you under the tax law.
The purpose of this letter is to amend your employment agreement with Lions Gate Films, Inc. (the “Company”), dated March 5, 2012 (the “Employment Agreement”), to include provisions intended to comply with recent guidance issued by the Internal Revenue Service under Section 409A.
Effective as of the date above, Section 7(a)(v) of the Employment Agreement is hereby amended and restated in its entirety to read as follows:

“(v)
Employee is terminated “without cause.” If the Company elects to terminate Employee “without cause,” it must provide Employee with sixty (60) days prior written notice. Termination “without cause” shall be defined as Employee being terminated by the Company for any reason other than as set forth in Sections 7(a)(i)-(iv) above. In the event of a termination “without cause,” subject to Employee’s execution and delivery to the Company of a general release of claims in a form acceptable to the Company not more than twenty-one (21) days after the date of such termination (and Employee’s not revoking such release within any revocation period provided under applicable law), Employee shall be entitled to receive a lump sum severance payment equal to 50% of the amount of the Base Salary which Employee would have been entitled to receive for the period commencing on the date of such termination and ending on the last day of the Term had Employee continued to be employed with the Company through such date, but in no event less than the greater of either (i) twelve (12) months’ Base Salary at the monthly rate in effect on the date of such termination, or (ii) the amount Employee would receive from the Company’s severance policy for non-contract employees that is currently in effect at the time of termination; provided, however, that in the event such a termination “without cause” occurs on or within six (6) months following a Change of Control, (x) instead of the severance payment provided for above, Employee shall be entitled to receive a lump sum severance payment equal to 100% of the amount of the Base Salary which Employee would have been entitled to receive for the period commencing on the date of such termination and ending on the last day of the Term had Employee continued to be employed with the Company through such date, subject to Employee’s obligation to mitigate in accordance with California Law (unless such termination occurs during the final year of the Term, in which case the severance payment shall be twelve (12) months’ Base Salary paid in one lump sum), and (y) Employee’s equity-based awards granted by Lions Gate, to the extent then outstanding and unvested, shall become fully vested upon such termination. Any lump sum cash severance payable to Employee pursuant to the preceding provisions of this Section 7(a)(v) shall be paid, subject to Section 14(b), as soon as practicable after (and in all events not more than sixty (60) days after) the date of Employee’s “separation from service” (within the meaning of Treasury Regulation Section 1.409A-1(h)) with the Company; provided, however, that if the 60-day period following Employee’s separation from service spans two calendar years, such lump sum payment shall be made within such 60-day period but in the second of the two calendar years. The Company shall provide the final form of release agreement to Employee not later than seven (7) days following the termination date. The Company’s provision of the payments and benefits referred to in this 7(a)(v), in addition to the accrued obligations described in Section 7(b) below, shall relieve the Company of any and all obligations to Employee, with the exception that Employee shall remain eligible for any amounts payable under Section 2(c) above.”
These changes are intended to help you avoid incurring tax penalties. Please note that you remain solely liable for your own tax liability with respect to your compensation under the Employment Agreement.
Except as expressly set forth above, this letter agreement does not modify any other terms of your Employment Agreement. If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign below.
                        Sincerely,

/s/ Wayne Levin
Wayne Levin
Executive Vice President and General Counsel

Acknowledged and Agreed:

By:    /s/ Steve Beeks
    Steve Beeks